Exhibit 99.1
Shareholder Letter
February 11, 2010
Dear Shareholder,
We are pleased to announce net income for Isabella Bank Corporation (ISBA) in 2009 was $7.80 million, a 90.2% increase when compared to 2008. Earnings per share were $1.04 in 2009 versus $0.55 in 2008. The Corporation paid a total of $0.70 per share in cash dividends during 2009, a 7.7% increase over 2008, which marks the 28th consecutive year that the Corporation has increased its cash dividend. Based on the Corporation’s average closing price during January 2010 of $17.88, the Corporation’s dividend yield is 3.91%.
Assets as of December 31, 2009 were $1.14 billion and total assets under management, which includes loans sold and serviced, trust assets, and assets under the Raymond James brokerage operations, were $1.74 billion.
The Corporation’s asset quality as of December 31, 2009 continues to be strong as evidenced by the relatively low percentage of total assets that are classified as “non-performing” of 0.91%, which compares very favorably to the September 30, 2009 State of Michigan peer group average of 3.11%, the most recent data available.
The Corporation’s risk based capital to risk adjusted total assets ratio of 14.05% at the end of the fourth quarter was exceptionally strong when compared to the required ratio of 8.0% necessary to be considered adequately capitalized under the Federal Reserve Board’s risk based capital rules. The Corporation continues to be profitable, well capitalized and has funds available to meet its customers’ borrowing needs.
Isabella Bank Corporation shares are listed under ISBA on the pink sheet trading system. If you have any comments or questions, please feel free to call me at 989-779-6339 or e-mail me at rbarz@isabellabank.com. Thank you for your continued support and confidence.

Sincerely yours,

Richard J. Barz
Chief Executive Officer

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended September 30, 2009, which are available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.